ARTICLES OF ENTITY CONVERSION
to a Virginia Business Trust

Converting
COMMONWEALTH CASH RESERVE FUND, INC.
(A Virginia corporation)
into
PFM FUNDS
(A Virginia business trust)

The undersigned corporation, pursuant to § 13.1-722.11 and § 13.1-1274 of the Code of Virginia (the “Code”), hereby executes the following Articles of Entity Conversion as follows:

ARTICLE I

The name of the corporation immediately prior to the filing of these Articles of Entity Conversion is Commonwealth Cash Reserve Fund, Inc. (the “Corporation”). The Corporation shall convert to a Virginia business trust pursuant to § 13.1-1272 of the Code, and its name shall be “PFM Funds” (the “Business Trust”).

ARTICLE II

A. The plan of entity conversion (the “Plan”) required by § 13.1-1273 of the Code is set forth in its entirety in Exhibit A.

B.  The full text of the Articles of Trust of the resulting Business Trust as they will be in effect immediately after consummation of the conversion are attached hereto as Exhibit B.

C.  At the time of the conversion, each share of each separate class of shares of capital stock of the Corporation, representing an interest in a class and outstanding series thereof, shall become and continue as a share of beneficial interest in and separate class of, respectively, the Business Trust with substantially the same economic voting and other rights as in effect immediately prior to the conversion.

ARTICLE III

As required by § 13.1-1274, the Plan was adopted by the board of directors of the Corporation at a meeting duly called and held on July 3, 2008, and was recommended to the shareholders of the Corporation (the “Shareholders”).

ARTICLE IV

The Plan was approved by the Shareholders in accordance with the provisions of § 13.1-1274 of the Code at a meeting duly called and held on September __, 2008, the results of which are set forth below. The Shareholders comprise a single voting group for purposes of voting on the conversion.

A. The number of outstanding shares of the Corporation and the number of votes entitled to be cast on the Plan were:

Number of Outstanding Shares	Number of Votes
_________________	_________________

B. The number of total votes cast for and against the Plan was as follows:

Total Votes FOR	Total Votes AGAINST
_________________	_________________

C. The number of votes cast for the Plan was sufficient for approval of the Plan.

[Signature Page Follows]

COMMONWEALTH CASH RESERVE FUND, INC.

By: _______________________________                    September __, 2008
Jeffrey A. Laine, President

[Signature Page to Articles of Entity Conversion]

EXHIBIT A

PLAN OF ENTITY CONVERSION

THIS PLAN OF ENTITY CONVERSION (the "Plan") is made as of this __ day of ______, 2008, by Commonwealth Cash Reserve Fund, Inc. ("CCRF").

WHEREAS, CCRF is currently organized as a corporation under the laws of the Commonwealth of Virginia ("Virginia") pursuant to Articles of Incorporation dated December 8, 1986, as amended through the date hereof (the "Articles of Incorporation"), which have been filed with the Virginia State Corporation Commission (the "Virginia SCC");

WHEREAS, CCRF is registered with the Securities and Exchange Commission (the "SEC") under the Investment Company Act of 1940, as amended (the "1940 Act"), as an open-end management investment company, and shares of its capital stock are registered with the SEC under the Securities Act of 1933, as amended (the "1933 Act"); and

WHEREAS, the Board of Directors of CCRF, acting as directors of the corporation and as trustees of the successor entity to be formed pursuant to this Plan (the "Board") after careful consideration, has determined that it is in the best interests of CCRF and each of the separate investment funds comprising CCRF (the "Funds") and their respective shareholders to convert CCRF from a Virginia corporation to a Virginia business trust;

NOW, THEREFORE, CCRF adopts this Plan as follows:

1. Conversion. On the Effective Date (as hereinafter defined), CCRF will convert from a Virginia corporation to a Virginia business trust (the "Conversion") in accordance with the provisions of Section 13.1-1272(A) of the Virginia Business Trust Act, Section 13.1-1200 et seq (the "Virginia Act"), of the Code of Virginia of 1950, as amended. [This Plan shall be approved as required by the Virginia Act (specifically, Section 13.1-1274 thereof), which among other things requires approval of this Plan by more than two-thirds of the votes cast by each voting group of CCRF shareholders entitled to vote thereon.] This Plan shall constitute the “Plan of Entity Conversion” contemplated by Section 13.1-1272(A) of the Virginia Act. The proper officers of CCRF are hereby directed to take all actions as may be necessary to accomplish timely the Conversion as of the Effective Date, including without limitation the filing of Articles of Entity Conversion, together with Articles of Trust complying with the requirements of Section 13.1-1212 of the Virginia Act in the form as approved by the Board on July 3, 2008 (the "Articles of Trust"), with the Virginia SCC in accordance with Section 13.1-1275 of the Virginia Act.

2. Other Matters. In connection with the Conversion:

(a) The Virginia business trust into which CCRF shall be converted will be known as "PFM Funds" (the "Virginia Trust"), and its existing investment portfolios shall continue as series of shares of the Virginia Trust, with such names as are specified in the Declaration of Trust of the Virginia Trust that is adopted by the Board.

(b) The Conversion shall be recommended by the Board to the shareholders and approved by them, as required by and in accordance with the applicable requirements of the Articles of Incorporation and Section 13.1-1274 of the Virginia Act.

(c) Following consummation of the Conversion, the affairs of the Virginia Trust shall be governed by the Declaration of Trust of the Virginia Trust, adopted by the Board on July 3, 2008 (the "Declaration of Trust"), acting on behalf of the corporation and the Virginia Trust.

(d) Each of the actions taken by the Board pursuant to this Plan shall be ratified by the Board of the Virginia Trust at the first available opportunity after consummation of the Conversion.

(e) Subject to satisfaction of the conditions set forth in Section 6 of this Plan, the proper officers of CCRF shall timely take all such actions as they deem to be necessary or appropriate to effect the Conversion, whether prior to or following the consummation thereof, including without limitation: (i) the filing with the Virginia SCC of this Plan, which is intended to meet the requirements of Section 13.1-1273 of the Virginia Act, and to comply with the requirements of Section 13.1-1275 of the Virginia Act; and (ii) the filing with the Virginia SCC of Articles of Entity Conversion in accordance with the requirements of Section 13.1-1275 of the Virginia Act.

(f) The "Effective Date" shall be September [29], 2008, or such other date as the proper officers of CCRF may determine, subject however to the issuance by the Virginia SCC on or prior to such date of the applicable Certificate of Entity Conversion pursuant to Section 13.1-1275(B) of the Virginia Act.

(g) After the Effective Date, the Virginia Trust will be deemed to be the same entity as CCRF for all purposes under the laws of Virginia, as contemplated by Section 13.1-1276 of the Virginia Act. In this regard, the Virginia Trust will constitute a continuation of the existence of CCRF in the form of a Virginia business trust pursuant to Section 13.1-1276 of the Virginia Act, and the existence of the Virginia Trust will be deemed to have commenced on the date CCRF commenced its existence as a corporation in Virginia as provided in Section 13.1-1276 of the Virginia Act.

(h) Upon the effectiveness of the Conversion, each of the separate classes of shares of capital stock of CCRF, representing interests in each of the Funds, and each outstanding series thereof, shall become and continue as separate series of shares of beneficial interests in and classes, respectively, of the Virginia Trust, with substantially the same economic, voting and other rights as in effect immediately prior to the Conversion. Notwithstanding the foregoing, nothing in this subsection shall affect the powers of the Board of the Virginia Trust to modify or terminate any series or class in accordance with the requirements of the Declaration of Trust and the Virginia Act.

(i) In accordance with the provisions of Sections 3804(a), 3804(b)(1) and 3804(b)(2) of the Virginia Act, and as shall be set forth in the Articles of Trust, the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to a particular Fund will be enforceable against the assets of such Fund only, and not against the assets of the Virginia Trust generally or any other Fund, and except as otherwise provided in the Declaration of Trust, none of the debts, liabilities, obligations and expenses incurred, contracted for or otherwise existing with respect to any other Fund will be enforceable against the assets of the particular Fund.

(j) In connection with the Conversion: (i) all of the rights, privileges and powers of CCRF and of each Fund; all property, real, personal and mixed; all debts due to CCRF and each Fund; and all other things and causes of action belonging to CCRF and each Fund will vest (effective upon the Effective Date) in the Virginia Trust and each corresponding series thereof and all of such property will become the property of the Virginia Trust and each such series; (ii) the title to any real property, vested by deed or otherwise, in CCRF and each Fund will not revert or be in any way impaired by reason of the Conversion; and (iii) all rights of creditors and all liens upon the property of CCRF or a Fund will be preserved unimpaired, and all debts, liabilities and duties of CCRF or a Fund will remain attached to the Virginia Trust or such Fund and may be enforced against the Virginia Trust or such Fund to the same extent as if the debts, liabilities and duties had originally been incurred or contracted by the Virginia Trust, in its capacity as a Virginia business trust, or by the corresponding Fund, in its capacity as a series of such business trust.

(k) The persons elected as trustees by shareholders of CCRF at the meeting at which this Plan is approved, and the persons appointed as officers by the Board, shall be, respectively, the trustees and officers of the Virginia Trust, each to serve in such capacity until such time as his or her successor has been duly appointed or elected in accordance with the Declaration of Trust. The members of the Advisory Board of CCRF shall be the members of the Advisory Board of the Virginia Trust.

(l) Upon the effectiveness of the Conversion, and for all periods thereafter: (i) the Articles of Incorporation and By-laws of CCRF will cease to have any force or effect; and (ii) the Virginia Act and the Articles of Trust, as each of the foregoing may from time to time be amended, will govern the affairs of the Virginia Trust and the conduct of its business.

3. Removal of Existence from Records. It is contemplated that the filing of the Articles of Entity Conversion will be effective to terminate CCRF’s corporate existence and otherwise to have the effects set forth in Section 13.1-1276 of the Virginia Act.

4. Amendments to Registration Statement. As soon as is reasonably practicable after the effectiveness of the Conversion, the Virginia Trust will amend the registration statement of CCRF with the SEC under the 1940 Act and the 1933 Act to reflect the Conversion.

5. Action by Shareholders. CCRF will call and hold a meeting of its shareholders for the purpose, among others, of acting upon the approval of this Plan (the "Meeting"), and in connection therewith will file with the SEC a proxy statement, together with related materials to solicit the proxies of shareholders to be voted at the Meeting.

6. Conditions Precedent. The Conversion shall not be effected unless and until all of the following conditions have been satisfied:

(a) Shareholders of CCRF shall have approved this Plan in accordance with the requirements of the Articles of Incorporation and applicable Virginia law; and

(b) CCRF shall have received an opinion of its counsel to the effect that the Conversion will not result in the recognition of any gain or loss for federal income tax purposes by CCRF, the Virginia Trust, any of their investment portfolios, or by any shareholders of such entities.

7. [No Termination Under the Articles of Incorporation. It is the intention of CCRF that the Conversion will not constitute or result in a termination of CCRF or of any of the Funds for purposes of Section [ ] of the Articles of Incorporation.]

8. Expenses of Conversion. CCRF will pay or cause to be paid all fees and expenses incurred in connection with the Conversion, whether or not the Conversion is consummated, including without limitation any accountants' fees, legal fees, printing expenses, transfer taxes (if any) and fees of banks and transfer agents related to this Plan, and the expenses of the Meeting and the solicitation of proxies to be voted at the Meeting.

9. Amendment and Termination. This Plan may be amended or supplemented by the Board, and may be terminated and the Conversion abandoned by the Board at any time prior to the effectiveness of thereof.

10. Miscellaneous.

(a) The section and paragraph headings contained in this Plan are for reference purposes only and shall not affect in any way the meaning or interpretation of this Plan.

(b) This Plan shall be governed by and construed in accordance with the laws of Virginia (without regard to conflicts of laws principles), with all rights and remedies being governed by such laws.

IN WITNESS WHEREOF, the undersigned has executed this Plan on behalf of CCRF, as of the date first above written.

COMMONWEALTH CASH RESERVE FUND, INC.

By:
Name: Jeffrey A. Laine
Title: President

EXHIBIT B

ARTICLES OF TRUST
OF
PFM FUNDS
(a Virginia business trust)

Pursuant to § 13.1-1211 and § 13.1-1212 of the Code of Virginia, the undersigned states as follows:

1. The name of the business trust is PFM Funds.

2. The name of the business trust’s initial registered agent is C T Corporation System. C T Corporation System is a Delaware corporation authorized to transact business in the Commonwealth of Virginia.

3. The business trust’s initial registered office address, which is identical to the business office of the initial registered agent, is 4701 Cox Road, Suite 301, Glen Allen, Virginia 23060, which is located in the County of Henrico.

4. The business trust’s principal office is located at 4350 North Fairfax Drive, Suite 580, Arlington, Virginia 22203-1547.

5. Signature of person forming the business trust:

_________________________                        September __, 2008
Lloyd M. Richardson